Exhibit 99.1

ESTIMATED RESERVES AND FUTURE NET REVENUE

OIL AND GAS PROPERTIES

Owned By

MOUNTAINEER STATE ENERGY, INC.

LOCATED IN

ATHENS, MEIGS AND MORGAN COUNTIES, OHIO AND

CALHOUN, JACKSON, PLEASANTS AND ROANE COUNTIES, WEST VIRGINIA

Effective Date 12/31/2019

INDEX

ESTIMATED RESERVES AND FUTURE NET REVENUE

MOUNTAINEER STATE ENERGY, INC.

INDEX

LETTER SCHEDULES

Summary Forecasts of Production, Income and Estimated 1

Future Net Revenue Discounted at 10 Per Cent

Maximum to Minimum One-line Summary 2

Alphabetical One-line Summary of Properties 3

LETTER

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower

15 East Fifth Street • Suite 3500 Tulsa, Oklahoma 74103-4350

(918) 587-5521 • Fax: (918) 587-2881

www.lkaengineers.com

March 10, 2020

New Concept Energy, Inc. 1603 LBJ Freeway, Suite 300

Dallas, Texas 75234

Attn:	Mr. Gene Bertcher Chief Executive Officer

Re:	Estimated Reserves and Future Net Revenue Proved Producing Reserves

Oil and Gas Properties Owned by Mountaineer State Energy, Inc.

Gentlemen:

In accordance with your request, we have prepared an estimate of net proved producing reserves and the future net revenue to be realized from the interests owned by Mountaineer State Energy, Inc. (Mountaineer) in oil and gas properties located in the states of Ohio and West Virginia. Our estimate includes all of Mountaineer’s net reserves. The effective date of this estimate is December 31, 2019, and the results are summarized as follows:

	ESTIMATED REMAINING NET RESERVES		FUTURE NET REVENUE

Reserve Classification	Oil (BBLS)	Gas (MCF)	Total ($)	Present Worth Disc. @ 10% ($)

Proved Developed Producing
Non-Operated	—	847	2,208	891
Operated	29,105	352,903	1,752,389	949,188
Total All Reserves	29,105	353,750	1,754,597	950,079

Note: Totals may not agree with schedules due to roundoff

Future net revenue is the amount, exclusive of state and federal income taxes, which will accrue to the subject interests from continued operation of the properties to depletion. It should not be construed as a fair market or trading value.

No attempt has been made to determine whether the wells and facilities are in compliance with various governmental regulations, nor have costs been included in the event they are not.

This report consists of various summaries. Schedule No. 1 presents summary forecasts by operator type of annual gross and net production, severance and ad valorem taxes, operating

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income and net revenue. Schedule No. 2 is a sequential listing of the forecast entities based on operator type and discounted future net revenue. A one-line alphabetical listing of the forecast entities is presented on Schedule No. 3.

BACKGROUND

This estimate is concerned with approximately one hundred fifty-nine (159) gas and oil wells of which one hundred forty-nine (149) were selling gas with ten (10) producing oil on the effective date. Several additional wells are shut-in. Composite production decline curves have been prepared of gas production (sales) for the wells operated by Mountaineer in the Ohio counties of Athens and Meigs, and the West Virginia counties of Calhoun, Jackson and Roane. Individual production decline curves with cash flows have been prepared for the ten Berea oil wells and the one Mountaineer operated gas well located in Jackson County, West Virginia. Production decline curves and cash flows are also included for the wells not operated by Mountaineer, in various Ohio and West Virginia counties. These decline curves are the “forecast entities” referred to in the preceding paragraphs.

CLASSIFICATION OF RESERVES

Reserves assigned to the various leases and/or wells have been classified as “proved developed” in accordance with the definitions of the proved reserves as promulgated by the Securities and Exchange Commission (SEC). See the attached Appendix: SEC Petroleum Reserve Definitions.

Proved Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

ESTIMATION OF RESERVES

All of Mountaineer’s active gas wells have been producing for a considerable length of time and all have well-defined production declining trends. Reserves attributable to these wells were based upon extrapolation of these decline trends to an economic limit. Reserves attributable to the oldest of the Berea oil wells were estimated by extrapolation of the production decline trend to the economic limit.

Reserves anticipated from newer wells were based upon analogy with nearby wells which are producing from the same horizons in the respective areas.

Our estimate of reserves used all methods and procedures considered necessary, under the circumstances, to prepare this report.

FUTURE NET REVENUE

Oil and Gas Income

Income from the recovery and sale of the estimated oil and gas reserves were based on the average of prices received on the first day of each month for January 2019 through December 2019, as provided by the staff of Mountaineer.

These prices were $52.89 per barrel of oil, and $2.79 per MCF for gas in Ohio and West Virginia. The prices were held constant, but provisions were made for state severance and ad valorem taxes.

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Operating Expenses

Anticipated monthly expenses were based on expenses supplied by Mountaineer. Expenses were not escalated but held constant for the various recovery periods.

GENERAL

The assumptions, data, methods and procedures used are appropriate for the purpose served by the report.

Information upon which this estimate of net reserves and future net revenue has been based was furnished by the staff of Mountaineer or was obtained by us from outside sources we consider to be reliable. This information is assumed to be correct. No attempt has been made to verify title or ownership of the subject properties. Wells were not inspected by a representative of this firm, nor were they tested under our supervision; however, the performance of the majority of the wells was discussed with the employees of Mountaineer.

This report has been prepared utilizing methods and procedures regularly used by petroleum engineers to estimate oil and gas reserves for properties of this type and character. The recovery of oil and gas reserves and projection of producing rates are dependent upon many variable factors including prudent operation, compression of gas when needed, market demand, installation of lifting equipment, and remedial work when required. The reserves included in this report have been based upon the assumption that the wells will be operated in a prudent manner under the same conditions existing on the effective date. Actual production results and future well data may yield additional facts, not presently available to us, which may require an adjustment to our estimates.

The projection of cash flow has been made assuming constant prices. There is no assurance that prices will not vary. For this reason and those listed in the previous paragraph, the future net cash from the sale of production from the subject properties may vary from the estimates contained in this report.

The information developed during the course of this investigation, basic data, maps and worksheets showing recovery determinations are available for inspection in our office.

We appreciate this opportunity to be of service to you.

Very truly yours,

Lee Keeling and Associates, Inc.

Lee Keeling and Associates, Inc.

LKA7859

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SEC Petroleum Reserve Definitions

§210.4-10 Financial accounting and reporting for oil and gas producing activities pursuant to the Federal securities laws and the Energy Policy and Conservation Act of 1975.

This section prescribes financial accounting and reporting standards for registrants with the Commission engaged in oil and gas producing activities in filings under the Federal securities laws and for the preparation of accounts by persons engaged, in whole or in part, in the production of crude oil or natural gas in the United States, pursuant to section 503 of the Energy Policy and Conservation Act of 1975 (42 U.S.C. 6383) (EPCA) and section 11(c) of the Energy Supply and Environmental Coordination Act of 1974 (15 U.S.C. 796) (ESECA), as amended by section 505 of EPCA. The application of this section to those oil and gas producing operations of companies regulated for ratemaking purposes on an individual-company-cost-of-service basis may, however, give appropriate recognition to differences arising because of the effect of the ratemaking process.

Exemption. Any person exempted by the Department of Energy from any record-keeping or reporting requirements pursuant to section 11(c) of ESECA, as amended, is similarly exempted from the related provisions of this section in the preparation of accounts pursuant to EPCA. This exemption does not affect the applicability of this section to filings pursuant to the Federal securities laws.

DEFINITIONS

(a)	Definitions. The following definitions apply to the terms listed below as they are used in this section:

(1)  Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers' fees, recording fees, legal costs, and other costs incurred in acquiring properties.

(2)  Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);
(ii)	Same environment of deposition;
(iii)	Similar geological structure; and
(iv)	Same drive mechanism.

Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.

(3)   Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.

(4)  Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

(5)  Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

(6)	Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)  Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)   Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

(7)  Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)        Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.

(ii)      Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.

(iii)        Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.

(iv)	Provide improved recovery systems.

(8)   Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

(9)  Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(10)  Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.

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(11)  Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

(12)  Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)   Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or G&G costs.

(ii)  Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.

(iii)	Dry hole contributions and bottom hole contributions.
(iv)	Costs of drilling and equipping exploratory wells.
(v)	Costs of drilling exploratory-type stratigraphic test wells.

(13)  Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

(14)	Extension well. An extension well is a well drilled to extend the limits of a known reservoir.

(15)   Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious, strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms structural feature and stratigraphic condition are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

(16)	Oil and gas producing activities. (i) Oil and gas producing activities include:

(A)  The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;

(B)  The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;

(C)    The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:

(1)	Lifting the oil and gas to the surface; and
(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and

(D)  Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:

a.  The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and

b.  In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.

(ii)	Oil and gas producing activities do not include:
(A)	Transporting, refining, or marketing oil and gas;

(B)   Processing of produced oil, gas or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;

(C)  Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or

(D)	Production of geothermal steam.
(17)	Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)  When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

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(ii)  Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)  Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv)  The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)  Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)   Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

(18)  Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)  When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)  Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)    Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

(19)  Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

(20)   Production costs. (i) Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A)	Costs of labor to operate the wells and related equipment and facilities.
(B)	Repairs and maintenance.
(C)	Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.
(D)	Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.
(E)	Severance taxes.

(ii) Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21)	Proved area. The part of a property to which proved reserves have been specifically attributed.

(22)   Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:
(A)	The area identified by drilling and limited by fluid contacts, if any, and

(B)   Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)  In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

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(iii)   Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)  Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)  Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)   Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23)	Proved properties. Properties with proved reserves.

(24)  Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

(25)  Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26)  Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

NOTE TO PARAGRAPH (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

(27)   Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

(28)  Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

(29)  Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30)  Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

(31)  Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)        Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)        Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii)           Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32)  Unproved properties. Properties with no proved reserves. SUCCESSFUL EFFORTS METHOD

(b)   A reporting entity that follows the successful efforts method shall comply with the accounting and financial reporting disclosure requirements of FASB ASC Topic 932, Extractive Activities—Oil and Gas.

FULL COST METHOD

(c)  Application of the full cost method of accounting. A reporting entity that follows the full cost method shall apply that method to all of its operations and to the operations of its subsidiaries, as follows:

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(1)	Determination of cost centers. Cost centers shall be established on a country-by-country basis.
(2)	Costs to be capitalized. All costs associated with property acquisition, exploration, and development activities (as defined in paragraph

(a) of this section) shall be capitalized within the appropriate cost center. Any internal costs that are capitalized shall be limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken by the reporting entity for its own account, and shall not include any costs related to production, general corporate overhead, or similar activities.

(3)  Amortization of capitalized costs. Capitalized costs within a cost center shall be amortized on the unit-of-production basis using proved oil and gas reserves, as follows:

(i)  Costs to be amortized shall include (A) all capitalized costs, less accumulated amortization, other than the cost of properties described in paragraph (ii) below; (B) the estimated future expenditures (based on current costs) to be incurred in developing proved reserves; and (C) estimated dismantlement and abandonment costs, net of estimated salvage values.

(ii)  The cost of investments in unproved properties and major development projects may be excluded from capitalized costs to be amortized, subject to the following:

(A)       All costs directly associated with the acquisition and evaluation of unproved properties may be excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the properties, subject to the following conditions:

(1) Until such a determination is made, the properties shall be assessed at least annually to ascertain whether impairment has occurred. Unevaluated properties whose costs are individually significant shall be assessed individually. Where it is not practicable to individually assess the amount of impairment of properties for which costs are not individually significant, such properties may be grouped for purposes of assessing impairment. Impairment may be estimated by applying factors based on historical experience and other data such as primary lease terms of the properties, average holding periods of unproved properties, and geographic and geologic data to groupings of individually insignificant properties and projects. The amount of impairment assessed under either of these methods shall be added to the costs to be amortized.

(2)	The costs of drilling exploratory dry holes shall be included in the amortization base immediately upon determination that the well is dry.

(3) If geological and geophysical costs cannot be directly associated with specific unevaluated properties, they shall be included in the amortization base as incurred. Upon complete evaluation of a property, the total remaining excluded cost (net of any impairment) shall be included in the full cost amortization base.

(B)       Certain costs may be excluded from amortization when incurred in connection with major development projects expected to entail significant costs to ascertain the quantities of proved reserves attributable to the properties under development (e.g., the installation of an offshore drilling platform from which development wells are to be drilled, the installation of improved recovery programs, and similar major projects undertaken in the expectation of significant additions to proved reserves). The amounts which may be excluded are applicable portions of (1) the costs that relate to the major development project and have not previously been included in the amortization base, and (2) the estimated future expenditures associated with the development project. The excluded portion of any common costs associated with the development project should be based, as is most appropriate in the circumstances, on a comparison of either (i) existing proved reserves to total proved reserves expected to be established upon completion of the project, or (ii) the number of wells to which proved reserves have been assigned and total number of wells expected to be drilled. Such costs may be excluded from costs to be amortized until the earlier determination of whether additional reserves are proved or impairment occurs.

(C)     Excluded costs and the proved reserves related to such costs shall be transferred into the amortization base on an ongoing (well-by-well or property-by-property) basis as the project is evaluated and proved reserves established or impairment determined. Once proved reserves are established, there is no further justification for continued exclusion from the full cost amortization base even if other factors prevent immediate production or marketing.

(iii)  Amortization shall be computed on the basis of physical units, with oil and gas converted to a common unit of measure on the basis of their approximate relative energy content, unless economic circumstances (related to the effects of regulated prices) indicate that use of units of revenue is a more appropriate basis of computing amortization. In the latter case, amortization shall be computed on the basis of current gross revenues (excluding royalty payments and net profits disbursements) from production in relation to future gross revenues, based on current prices (including consideration of changes in existing prices provided only by contractual arrangements), from estimated production of proved oil and gas reserves. The effect of a significant price increase during the year on estimated future gross revenues shall be reflected in the amortization provision only for the period after the price increase occurs.

(iv)  In some cases it may be more appropriate to depreciate natural gas cycling and processing plants by a method other than the unit-of- production method.

(v)  Amortization computations shall be made on a consolidated basis, including investees accounted for on a proportionate consolidation basis. Investees accounted for on the equity method shall be treated separately.

(4)  Limitation on capitalized costs. (i) For each cost center, capitalized costs, less accumulated amortization and related deferred income taxes, shall not exceed an amount (the cost center ceiling) equal to the sum of:

(A)   The present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus

(B)	the cost of properties not being amortized pursuant to paragraph (i)(3)(ii) of this section; plus
(C)	the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less

(D)  income tax effects related to differences between the book and tax basis of the properties referred to in paragraphs (i)(4)(i) (B) and (C) of this section.

(ii) If unamortized costs capitalized within a cost center, less related deferred income taxes, exceed the cost center ceiling, the excess shall be charged to expense and separately disclosed during the period in which the excess occurs. Amounts thus required to be written off shall not be reinstated for any subsequent increase in the cost center ceiling.

5

(5)  Production costs. All costs relating to production activities, including workover costs incurred solely to maintain or increase levels of production from an existing completion interval, shall be charged to expense as incurred.

(6)   Other transactions. The provisions of paragraph (h) of this section, “Mineral property conveyances and related transactions if the successful efforts method of accounting is followed,” shall apply also to those reporting entities following the full cost method except as follows:

(i)   Sales and abandonments of oil and gas properties. Sales of oil and gas properties, whether or not being amortized currently, shall be accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center. For instance, a significant alteration would not ordinarily be expected to occur for sales involving less than 25 percent of the reserve quantities of a given cost center. If gain or loss is recognized on such a sale, total capitalization costs within the cost center shall be allocated between the reserves sold and reserves retained on the same basis used to compute amortization, unless there are substantial economic differences between the properties sold and those retained, in which case capitalized costs shall be allocated on the basis of the relative fair values of the properties. Abandonments of oil and gas properties shall be accounted for as adjustments of capitalized costs; that is, the cost of abandoned properties shall be charged to the full cost center and amortized (subject to the limitation on capitalized costs in paragraph (b) of this section).

(ii)  Purchases of reserves. Purchases of oil and gas reserves in place ordinarily shall be accounted for as additional capitalized costs within the applicable cost center; however, significant purchases of production payments or properties with lives substantially shorter than the composite productive life of the cost center shall be accounted for separately.

(iii)  Partnerships, joint ventures and drilling arrangements. (A) Except as provided in paragraph (i)(6)(i) of this section, all consideration received from sales or transfers of properties in connection with partnerships, joint venture operations, or various other forms of drilling arrangements involving oil and gas exploration and development activities (e.g., carried interest, turnkey wells, management fees, etc.) shall be credited to the full cost account, except to the extent of amounts that represent reimbursement of organization, offering, general and administrative expenses, etc., that are identifiable with the transaction, if such amounts are currently incurred and charged to expense.

(B) Where a registrant organizes and manages a limited partnership involved only in the purchase of proved developed properties and subsequent distribution of income from such properties, management fee income may be recognized provided the properties involved do not require aggregate development expenditures in connection with production of existing proved reserves in excess of 10% of the partnership's recorded cost of such properties. Any income not recognized as a result of this limitation would be credited to the full cost account and recognized through a lower amortization provision as reserves are produced.

(iv)   Other services. No income shall be recognized in connection with contractual services performed (e.g. drilling, well service, or equipment supply services, etc.) in connection with properties in which the registrant or an affiliate (as defined in §210.1-02(b)) holds an ownership or other economic interest, except as follows:

(A)      Where the registrant acquires an interest in the properties in connection with the service contract, income may be recognized to the extent the cash consideration received exceeds the related contract costs plus the registrant's share of costs incurred and estimated to be incurred in connection with the properties. Ownership interests acquired within one year of the date of such a contract are considered to be acquired in connection with the service for purposes of applying this rule. The amount of any guarantees or similar arrangements undertaken as part of this contract should be considered as part of the costs related to the properties for purposes of applying this rule.

(B)      Where the registrant acquired an interest in the properties at least one year before the date of the service contract through transactions unrelated to the service contract, and that interest is unaffected by the service contract, income from such contract may be recognized subject to the general provisions for elimination of inter-company profit under generally accepted accounting principles.

(C)     Notwithstanding the provisions of paragraphs (i)(6)(iv) (A) and (B) of this section, no income may be recognized for contractual services performed on behalf of investors in oil and gas producing activities managed by the registrant or an affiliate. Furthermore, no income may be recognized for contractual services to the extent that the consideration received for such services represents an interest in the underlying property.

(D)       Any income not recognized as a result of these rules would be credited to the full cost account and recognized through a lower amortization provision as reserves are produced.

(7)	Disclosures. Reporting entities that follow the full cost method of accounting shall disclose all of the information required by paragraph

(k)   of this section, with each cost center considered as a separate geographic area, except that reasonable groupings may be made of cost centers that are not significant in the aggregate. In addition:

(i)  For each cost center for each year that an income statement is required, disclose the total amount of amortization expense (per equivalent physical unit of production if amortization is computed on the basis of physical units or per dollar of gross revenue from production if amortization is computed on the basis of gross revenue).

(ii)   State separately on the face of the balance sheet the aggregate of the capitalized costs of unproved properties and major development projects that are excluded, in accordance with paragraph (i)(3) of this section, from the capitalized costs being amortized. Provide a description in the notes to the financial statements of the current status of the significant properties or projects involved, including the anticipated timing of the inclusion of the costs in the amortization computation. Present a table that shows, by category of cost, (A) the total costs excluded as of the most recent fiscal year; and (B) the amounts of such excluded costs, incurred (1) in each of the three most recent fiscal years and (2) in the aggregate for any earlier fiscal years in which the costs were incurred. Categories of cost to be disclosed include acquisition costs, exploration costs, development costs in the case of significant development projects and capitalized interest.

(8)  For purposes of this paragraph (c), the term “current price” shall mean the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

6

INCOME TAXES

(d) Income taxes. Comprehensive interperiod income tax allocation by a method which complies with generally accepted accounting principles shall be followed for intangible drilling and development costs and other costs incurred that enter into the determination of taxable income and pretax accounting income in different periods.

7

SCHEDULE 1

ESTIMATED RESERVES AND FUTURE NET REVENUE	DATE : 03/09/2020
MOUNTAINEER STATE ENERGY	TIME : 14:51:25
OHIO AND WEST VIRGINIA PROPERTIES	DBS : MountaineerSt
ALL RESERVES	SETTINGS : LKA0120
Scenario : LKA0120

R E S E R V E S A N D E C O N O M I C S

AS OF DATE: 01/2020

--END-- MO-YEAR	GROSS OIL PRODUCTION	GROSS GAS PRODUCTION	NET OIL PRODUCTION	NET GAS PRODUCTION	NET OIL PRICE	NET GAS PRICE	NET OIL SALES	NET GAS SALES	TOTAL NET SALES
------	---MBBLS---	---MMCF---	---MBBLS---	---MMCF---	---$/BBL---	---$/MCF---	---M$---	---M$---	---M$---
12-2020	3.227	86.903	2.535	74.569	52.890	2.790	134.075	208.047	342.122
12-2021	2.929	78.871	2.293	67.678	52.890	2.790	121.289	188.821	310.110
12-2022	2.635	54.753	2.052	46.686	52.890	2.790	108.537	130.255	238.792
12-2023	2.323	26.595	1.794	22.142	52.890	2.790	94.903	61.776	156.679
12-2024	2.113	19.174	1.624	15.729	52.890	2.790	85.867	43.885	129.752
12-2025	1.980	17.447	1.518	14.289	52.890	2.790	80.311	39.868	120.178
12-2026	1.859	15.895	1.424	12.994	52.890	2.790	75.308	36.255	111.563
12-2027	1.749	14.496	1.338	11.827	52.890	2.790	70.754	32.997	103.751
12-2028	1.648	13.231	1.259	10.771	52.890	2.790	66.567	30.052	96.619
12-2029	1.554	12.085	1.185	9.816	52.890	2.790	62.698	27.387	90.085
12-2030	1.466	11.046	1.118	8.951	52.890	2.790	59.115	24.973	84.088
12-2031	1.385	10.103	1.054	8.166	52.890	2.790	55.772	22.784	78.556
12-2032	1.308	9.247	0.995	7.455	52.890	2.790	52.633	20.798	73.432
12-2033	1.236	8.460	0.939	6.809	52.890	2.790	49.683	18.996	68.679
12-2034	1.157	7.739	0.877	6.222	52.890	2.790	46.406	17.359	63.765
S TOT	28.567	386.046	22.006	324.105	52.890	2.790	1163.919	904.253	2068.172
AFTER	10.011	41.998	7.099	29.646	52.890	2.790	375.446	82.712	458.159
TOTAL	38.578	428.044	29.105	353.751	52.890	2.790	1539.365	986.965	2526.330
--END--	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
MO-YEAR	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
------	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---
12-2020	17.245	4.919	117.344	0.000	0.000	0.000	202.614	202.614	193.185
12-2021	15.620	4.475	117.344	0.000	0.000	0.000	172.671	375.285	342.854
12-2022	11.754	3.701	80.589	0.000	0.000	0.000	142.748	518.033	455.472
12-2023	7.297	2.810	27.371	0.000	0.000	0.000	119.201	637.234	540.906
12-2024	6.292	1.958	15.140	0.000	0.000	0.000	106.363	743.597	610.172
12-2025	5.851	1.777	15.140	0.000	0.000	0.000	97.410	841.007	667.842
12-2026	5.456	1.614	15.140	0.000	0.000	0.000	89.353	930.360	715.932
12-2027	5.097	1.467	15.140	0.000	0.000	0.000	82.048	1012.408	756.076
12-2028	4.768	1.333	15.140	0.000	0.000	0.000	75.378	1087.786	789.604
12-2029	4.466	1.212	15.140	0.000	0.000	0.000	69.267	1157.053	817.613
12-2030	4.188	1.103	15.140	0.000	0.000	0.000	63.657	1220.710	841.013
12-2031	3.931	1.004	15.140	0.000	0.000	0.000	58.482	1279.192	860.557
12-2032	3.691	0.913	15.140	0.000	0.000	0.000	53.688	1332.880	876.868
12-2033	3.467	0.832	15.140	0.000	0.000	0.000	49.240	1382.120	890.467
12-2034	3.230	0.757	14.664	0.000	0.000	0.000	45.115	1427.236	901.794
S TOT	102.352	29.877	508.707	0.000	0.000	0.000	1427.236	1427.236	901.794
AFTER	24.288	3.760	102.749	0.000	0.000	0.000	327.361	1754.597	950.079
TOTAL	126.640	33.637	611.456	0.000	0.000	0.000	1754.597	1754.597	950.079
							P.W. %	P.W.,
GROSS WELLS		10.0	149.0	LIFE, YRS.	50.00	5.00	1229.128
GROSS ULT.,	MB & MMF	113.696	11740.507	DISCOUNT %	10.00	10.00	950.079
GROSS CUM.,	MB & MMF	75.118	11312.463	UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	873.210
GROSS RES.,	MB & MMF	38.578	428.044	DISCOUNTED PAYOUT, YRS.	0.00	15.00	780.864
NET RES.,	MB & MMF	29.105	353.751	UNDISCOUNTED NET/INVEST.	0.00	20.00	668.042
NET REVENUE, M$		1539.365	986.965	DISCOUNTED NET/INVEST.	0.00	25.00	587.496
INITIAL PRICE, $		52.890	2.790	RATE-OF-RETURN, PCT.	100.00	40.00	441.917
INITIAL N.I., PCT.		78.567	85.807	INITIAL W.I., PCT.	95.761	60.00	342.979
						80.00	286.295
						100.00	249.045

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT. LEE KEELING AND ASSOCIATES, INC.

1

ESTIMATED RESERVES AND FUTURE NET REVENUE	DATE : 03/09/2020
MOUNTAINEER STATE ENERGY	TIME : 14:51:24
OHIO AND WEST VIRGINIA PROPERTIES	DBS : MountaineerSt
ALL RESERVES	SETTINGS : LKA0120
Scenario : LKA0120

R E S E R V E S A N D E C O N O M I C S

AS OF DATE: 01/2020

--END-- MO-YEAR	GROSS OIL PRODUCTION	GROSS GAS PRODUCTION	NET OIL PRODUCTION	NET GAS PRODUCTION	NET OIL PRICE	NET GAS PRICE	NET OIL SALES	NET GAS SALES	TOTAL NET SALES
------	---MBBLS---	---MMCF---	---MBBLS---	---MMCF---	---$/BBL---	---$/MCF---	---M$---	---M$---	---M$---
12-2020	0.000	1.187	0.000	0.049	0.000	2.790	0.000	0.138	0.138
12-2021	0.000	1.128	0.000	0.047	0.000	2.790	0.000	0.131	0.131
12-2022	0.000	1.071	0.000	0.045	0.000	2.790	0.000	0.124	0.124
12-2023	0.000	1.018	0.000	0.042	0.000	2.790	0.000	0.118	0.118
12-2024	0.000	0.967	0.000	0.040	0.000	2.790	0.000	0.112	0.112
12-2025	0.000	0.919	0.000	0.038	0.000	2.790	0.000	0.107	0.107
12-2026	0.000	0.873	0.000	0.036	0.000	2.790	0.000	0.101	0.101
12-2027	0.000	0.829	0.000	0.034	0.000	2.790	0.000	0.096	0.096
12-2028	0.000	0.788	0.000	0.033	0.000	2.790	0.000	0.091	0.091
12-2029	0.000	0.748	0.000	0.031	0.000	2.790	0.000	0.087	0.087
12-2030	0.000	0.711	0.000	0.030	0.000	2.790	0.000	0.082	0.082
12-2031	0.000	0.675	0.000	0.028	0.000	2.790	0.000	0.078	0.078
12-2032	0.000	0.642	0.000	0.027	0.000	2.790	0.000	0.074	0.074
12-2033	0.000	0.600	0.000	0.025	0.000	2.790	0.000	0.070	0.070
12-2034	0.000	0.556	0.000	0.024	0.000	2.790	0.000	0.066	0.066
S TOT	0.000	12.711	0.000	0.529	0.000	2.790	0.000	1.477	1.477
AFTER	0.000	7.361	0.000	0.318	0.000	2.790	0.000	0.887	0.887
TOTAL	0.000	20.072	0.000	0.847	0.000	2.790	0.000	2.364	2.364
--END--	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
MO-YEAR	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
------	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---
12-2020	0.007	0.002	0.000	0.000	0.000	0.000	0.129	0.129		0.123
12-2021	0.007	0.002	0.000	0.000	0.000	0.000	0.122	0.251		0.229
12-2022	0.007	0.002	0.000	0.000	0.000	0.000	0.116		0.367	0.320
12-2023	0.006	0.001	0.000	0.000	0.000	0.000	0.110		0.477	0.399
12-2024	0.006	0.001	0.000	0.000	0.000	0.000	0.105	0.582		0.467
12-2025	0.006	0.001	0.000	0.000	0.000	0.000	0.100	0.681		0.526
12-2026	0.005	0.001	0.000	0.000	0.000	0.000	0.095	0.776		0.577
12-2027	0.005	0.001	0.000	0.000	0.000	0.000	0.090	0.866		0.621
12-2028	0.005	0.001	0.000	0.000	0.000	0.000	0.085	0.951		0.659
12-2029	0.005	0.001	0.000	0.000	0.000	0.000	0.081		1.032	0.692
12-2030	0.004	0.001	0.000	0.000	0.000	0.000	0.077		1.109	0.720
12-2031	0.004	0.001	0.000	0.000	0.000	0.000	0.073		1.182	0.745
12-2032	0.004	0.001	0.000	0.000	0.000	0.000	0.070		1.252	0.766
12-2033	0.004	0.001	0.000	0.000	0.000	0.000	0.066		1.318	0.784
12-2034	0.004	0.001	0.000	0.000	0.000	0.000	0.062		1.379	0.799
S TOT	0.080	0.018	0.000	0.000	0.000	0.000	1.379		1.379	0.799
AFTER	0.048	0.011	0.000	0.000	0.000	0.000	0.828		2.208	0.891
TOTAL	0.127	0.029	0.000	0.000	0.000	0.000	2.208		2.208	0.891
	OIL		GAS					P.W. %	P.W.,	M$
GROSS WELLS	0.0		23.0	LIFE, YRS.			50.00	5.00	1.278
GROSS ULT., MB & MMF	0.000		21.361	DISCOUNT %			10.00	10.00	0.891
GROSS CUM., MB & MMF	0.000		1.289	UNDISCOUNTED PAYOUT, YRS.			0.00	12.00	0.796
GROSS RES., MB & MMF	0.000		20.072	DISCOUNTED PAYOUT, YRS.			0.00	15.00	0.687
NET RES., MB & MMF	0.000		0.847	UNDISCOUNTED NET/INVEST.			0.00	20.00	0.563
NET REVENUE, M$	0.000		2.364	DISCOUNTED NET/INVEST.			0.00	25.00	0.479
INITIAL PRICE, $	0.000		2.790	RATE-OF-RETURN, PCT.			100.00	40.00	0.338
INITIAL N.I., PCT	0.000		4.159	INITIAL W.I., PCT.			0.000	60.00	0.250
								80.00	0.203
								100.00	0.173

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT. LEE KEELING AND ASSOCIATES, INC.

ESTIMATED RESERVES AND FUTURE NET REVENUE	DATE : 03/09/2020
MOUNTAINEER STATE ENERGY	TIME : 14:51:25
OHIO AND WEST VIRGINIA PROPERTIES	DBS : MountaineerSt
ALL RESERVES	SETTINGS : LKA0120
Scenario : LKA0120

R E S E R V E S A N D E C O N O M I C S

AS OF DATE: 01/2020

--END-- MO-YEAR	GROSS OIL PRODUCTION	GROSS GAS PRODUCTION	NET OIL PRODUCTION	NET GAS PRODUCTION	NET OIL PRICE	NET GAS PRICE	NET OIL SALES	NET GAS SALES	TOTAL NET SALES
------	---MBBLS---	---MMCF---	---MBBLS---	---MMCF---	---$/BBL---	---$/MCF---	---M$---	---M$---	---M$---
12-2020	3.227	85.716	2.535	74.520	52.890	2.790	134.075	207.909	341.984
12-2021	2.929	77.743	2.293	67.631	52.890	2.790	121.289	188.691	309.979
12-2022	2.635	53.682	2.052	46.642	52.890	2.790	108.537	130.131	238.667
12-2023	2.323	25.577	1.794	22.100	52.890	2.790	94.903	61.658	156.561
12-2024	2.113	18.207	1.624	15.689	52.890	2.790	85.867	43.772	129.640
12-2025	1.980	16.529	1.518	14.251	52.890	2.790	80.311	39.761	120.072
12-2026	1.859	15.022	1.424	12.958	52.890	2.790	75.308	36.153	111.461
12-2027	1.749	13.667	1.338	11.792	52.890	2.790	70.754	32.901	103.655
12-2028	1.648	12.443	1.259	10.739	52.890	2.790	66.567	29.961	96.528
12-2029	1.554	11.336	1.185	9.785	52.890	2.790	62.698	27.300	89.999
12-2030	1.466	10.335	1.118	8.921	52.890	2.790	59.115	24.890	84.005
12-2031	1.385	9.428	1.054	8.138	52.890	2.790	55.772	22.705	78.478
12-2032	1.308	8.606	0.995	7.428	52.890	2.790	52.633	20.724	73.357
12-2033	1.236	7.860	0.939	6.783	52.890	2.790	49.683	18.926	68.608
12-2034	1.157	7.183	0.877	6.198	52.890	2.790	46.406	17.293	63.699
S TOT	28.567	373.335	22.006	323.576	52.890	2.790	1163.919	902.776	2066.694
AFTER	10.011	34.637	7.099	29.328	52.890	2.790	375.446	81.825	457.271
TOTAL	38.578	407.972	29.105	352.903	52.890	2.790	1539.365	984.601	2523.966
--END--	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
MO-YEAR	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
------	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---	---M$---
12-2020	17.237	4.918	117.344	0.000	0.000	0.000	202.485	202.485	193.062
12-2021	15.613	4.474	117.344	0.000	0.000	0.000	172.549	375.034	342.625
12-2022	11.747	3.700	80.589	0.000	0.000	0.000	142.632	517.666	455.152
12-2023	7.291	2.809	27.371	0.000	0.000	0.000	119.091	636.757	540.507
12-2024	6.285	1.957	15.140	0.000	0.000	0.000	106.258	743.015	609.705
12-2025	5.846	1.776	15.140	0.000	0.000	0.000	97.310	840.325	667.315
12-2026	5.450	1.613	15.140	0.000	0.000	0.000	89.258	929.584	715.355
12-2027	5.091	1.466	15.140	0.000	0.000	0.000	81.958	1011.542	755.455
12-2028	4.763	1.332	15.140	0.000	0.000	0.000	75.293	1086.835	788.945
12-2029	4.462	1.211	15.140	0.000	0.000	0.000	69.186	1156.021	816.921
12-2030	4.184	1.102	15.140	0.000	0.000	0.000	63.580	1219.601	840.293
12-2031	3.926	1.003	15.140	0.000	0.000	0.000	58.409	1278.010	859.812
12-2032	3.687	0.913	15.140	0.000	0.000	0.000	53.618	1331.628	876.102
12-2033	3.463	0.831	15.140	0.000	0.000	0.000	49.175	1380.803	889.683
12-2034	3.226	0.756	14.664	0.000	0.000	0.000	45.054	1425.856	900.995
S TOT	102.272	29.859	508.707	0.000	0.000	0.000	1425.856	1425.856	900.995
AFTER	24.241	3.749	102.749	0.000	0.000	0.000	326.533	1752.389	949.188
TOTAL	126.513	33.608	611.456	0.000	0.000	0.000	1752.389	1752.389	949.188
	OIL		GAS					P.W. %	P.W.,M$
GROSS WELLS	0.0		23.0	LIFE, YRS.			50.00	5.00	1.278
GROSS ULT., MB & MMF	0.000		21.361	DISCOUNT %			10.00	10.00	0.891
GROSS CUM., MB & MMF	0.000		1.289	UNDISCOUNTED PAYOUT, YRS.			0.00	12.00	0.796
GROSS RES., MB & MMF	0.000		20.072	DISCOUNTED PAYOUT, YRS.			0.00	15.00	0.687
NET RES., MB & MMF	0.000		0.847	UNDISCOUNTED NET/INVEST.			0.00	20.00	0.563
NET REVENUE, M$	0.000		2.364	DISCOUNTED NET/INVEST.			0.00	25.00	0.479
INITIAL PRICE, $	0.000		2.790	RATE-OF-RETURN, PCT.			100.00	40.00	0.338
INITIAL N.I., PCT	0.000		4.159	INITIAL W.I., PCT.			0.000	60.00	0.250
								80.00	0.203
								100.00	0.173

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT. LEE KEELING AND ASSOCIATES, INC.

3

SCHEDULE 2

ESTIMATED RESERVES AND FUTURE NET REVENUE

MOUNTAINEER STATE ENERGY, INC.

MAXIMUM TO MINIMUM LEASE SUMMARY

AS OF DECEMBER 31, 2019

ARIES I.D.	LEASE	RSV CAT	STATE	COUNTY	LOCATION	GROSS OIL MBO	GROSS GAS MMCF	NET OIL MBO	NET GAS MMCF	WORKING INTEREST	REVENUE INTEREST	CASHFLOW (M$)	DISC. 10% (M$)
NON-OPERATED
254	BG/ROLLIN B COMBS #521	1PDP	OH	MORGAN		0.000	4.751	0.000	0.260	0.000000	0.054688	0.677	0.256
247	LESLIE STEPHENSON #513	1PDP	OH	MORGAN		0.000	2.807	0.000	0.154	0.000000	0.054688	0.400	0.151
241	CROSS #501	1PDP	WV	ROANE		0.000	2.915	0.000	0.072	0.000000	0.024683	0.186	0.070
250	BG/SWANK-GARRIS #517	1PDP	OH	MORGAN		0.000	1.171	0.000	0.064	0.000000	0.054688	0.167	0.070
251	BG/HAROLD SCOTT #518	1PDP	OH	MORGAN		0.000	1.131	0.000	0.062	0.000000	0.054688	0.161	0.068
258	SWANT-WORTMAN #526	1PDP	OH	MORGAN		0.000	0.703	0.000	0.045	0.000000	0.064401	0.118	0.054
253	OP/GARRIS-DRUMMO #520	1PDP	OH	MORGAN		0.000	1.442	0.000	0.048	0.000000	0.033154	0.125	0.050
249	OP/SWANK-KEETON #516	1PDP	OH	MORGAN		0.000	1.404	0.000	0.037	0.000000	0.026510	0.097	0.039
246	OD BAKER #511	1PDP	OH	MORGAN		0.000	0.469	0.000	0.026	0.000000	0.054688	0.067	0.033
252	OP/COMBS-WILEY #519	1PDP	OH	MORGAN		0.000	0.936	0.000	0.028	0.000000	0.029395	0.072	0.031
242	D ADAMS #505	1PDP	OH	MEIGS		0.000	0.703	0.000	0.022	0.000000	0.031250	0.057	0.026
243	EDITH REED #506	1PDP	OH	MEIGS		0.000	0.469	0.000	0.015	0.000000	0.031250	0.038	0.019
244	P STABLER #507	1PDP	OH	MEIGS		0.000	0.235	0.000	0.007	0.000000	0.031250	0.019	0.012
255	OP/CLARENCE KEETO #522	1PDP	OH	MORGAN		0.000	0.703	0.000	0.008	0.000000	0.011159	0.020	0.009
248	OP/GILLILAND-WORT #515	1PDP	OH	MORGAN		0.000	0.235	0.000	0.001	0.000000	0.004553	0.003	0.002
240	JACKSON CO., WV #524	1PDP	WV	JACKSON		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
261	MORGAN COUNTY #512	1PDP	OH	MORGAN		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
262	MORGAN COUNTY #514	1PDP	OH	MORGAN		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
256	OP/GILLARD-FISHER #523	1PDP	OH	MORGAN		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
259	PLEASANTS COUNTY #509	1PDP	WV	PLEASANTS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
260	PLEASANTS COUNTY #510	1PDP	WV	PLEASANTS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
257	PLEASANTS COUNTY #525	1PDP	WV	PLEASANTS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
245	T WATKINS #508	1PDP	OH	MEIGS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
					NON-OPERATED TOTAL	0.000	20.072	0.000	0.847			2.208	0.891

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT. LEE KEELING AND ASSOCIATES, INC.

1

ESTIMATED RESERVES AND FUTURE NET REVENUE

MOUNTAINEER STATE ENERGY, INC.

MAXIMUM TO MINIMUM LEASE SUMMARY

AS OF DECEMBER 31, 2019

ARIES I.D.	LEASE	RSV CAT	STATE	COUNTY	LOCATION	GROSS OIL MBO	GROSS GAS MMCF	NET OIL MBO	NET GAS MMCF	WORKING INTEREST	REVENUE INTEREST	CASHFLOW (M$)	DISC. 10% (M$)
OPERATED
2	GUAL # 402 BEREA 402	1PDP	OH	MEIGS		8.731	19.831	7.640	17.352	1.000000	0.875000	389.343	201.779
233	JACKSON CO., WV #347	1PDP	WV	JACKSON		0.000	193.354	0.000	169.185	1.000000	0.875000	313.077	196.837
221	KARL RUSSELL #273	1PDP	OH	MEIGS		9.731	6.618	8.515	5.790	1.000000	0.875000	394.079	182.530
1	MYERS # 401 BEREA WELL 401	1PDP	OH	MEIGS		12.080	10.577	5.919	5.183	0.560000	0.490000	279.821	122.045
11	JIM ROUSH #178	1PDP	OH	MEIGS		4.219	16.776	3.692	14.679	1.000000	0.875000	193.605	103.384
222	ROGER GAUL #274	1PDP	OH	MEIGS		0.483	9.392	0.423	8.218	1.000000	0.875000	38.788	34.701
230	RUTH MYERS #181	1PDP	OH	MEIGS		1.326	7.809	1.160	6.833	1.000000	0.875000	53.085	34.310
172	MEIGS CO., OHIO - COMPOSITE	1PDP	OH	MEIGS		0.000	112.379	0.000	98.332	1.000000	0.875000	32.174	29.568
238	F.BERL BOGGS #190	1PDP	OH	MEIGS		0.468	1.876	0.409	1.641	1.000000	0.875000	19.660	16.831
6	JAY BLACKWOOD #165	1PDP	OH	MEIGS		0.821	4.379	0.719	3.832	1.000000	0.875000	21.241	13.836
8	JIM BERNARD #167	1PDP	OH	MEIGS		0.717	0.000	0.628	0.000	1.000000	0.875000	10.303	6.979
169	ROANE CO., WV - COMPOSITE	1PDP	WV	ROANE		0.000	24.982	0.000	21.859	1.000000	0.875000	7.213	6.388
168	ATHENS CO. OHIO - COMPOSIT	1PDP	OH	ATHENS		0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
171	CALHOUN CO., WV - COMPOSI	1PDP	WV	CALHOUN		0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
170	JACKSON CO., WV - COMPOSIT	1PDP	WV	JACKSON		0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
7	LLOYD BLACKWOOD #166	1PDP	OH	MEIGS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
					OPERATED TOTAL	38.578	407.972	29.105	352.903			1,752.389	949.188
				TOTAL PROVED RESERVES		38.578	428.044	29.105	353.751			1,754.597	950.079

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT. LEE KEELING AND ASSOCIATES, INC.

2

Exhibit 99.1

SCHEDULE 3

ARIES I.D.	LEASE	RSV CAT	STATE	COUNTY	LOCATION	GROSS OIL MBO	GROSS GAS MMCF	NET OIL MBO	NET GAS MMCF	WORKING INTEREST	REVENUE INTEREST	CASHFLOW (M$)	DISC. 10% (M$)
168	ATHENS CO. OHIO - COMPOSI	1PDP	OH	ATHENS		0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
251	BG/HAROLD SCOTT #518	1PDP	OH	MORGAN		0.000	1.131	0.000	0.062	0.000000	0.054688	0.161	0.068
254	BG/ROLLIN B COMBS #521	1PDP	OH	MORGAN		0.000	4.751	0.000	0.260	0.000000	0.054688	0.677	0.256
250	BG/SWANK-GARRIS #517	1PDP	OH	MORGAN		0.000	1.171	0.000	0.064	0.000000	0.054688	0.167	0.070
171	CALHOUN CO., WV - COMPOSI	1PDP	WV	CALHOUN		0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
241	CROSS #501	1PDP	WV	ROANE		0.000	2.915	0.000	0.072	0.000000	0.024683	0.186	0.070
242	D ADAMS #505	1PDP	OH	MEIGS		0.000	0.703	0.000	0.022	0.000000	0.031250	0.057	0.026
243	EDITH REED #506	1PDP	OH	MEIGS		0.000	0.469	0.000	0.015	0.000000	0.031250	0.038	0.019
238	F.BERL BOGGS #190	1PDP	OH	MEIGS		0.468	1.876	0.409	1.641	1.000000	0.875000	19.660	16.831
2	GUAL # 402 BEREA 402	1PDP	OH	MEIGS		8.731	19.831	7.640	17.352	1.000000	0.875000	389.343	201.779
170	JACKSON CO., WV - COMPOSI	1PDP	WV	JACKSON		0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
233	JACKSON CO., WV #347	1PDP	WV	JACKSON		0.000	193.354	0.000	169.185	1.000000	0.875000	313.077	196.837
240	JACKSON CO., WV #524	1PDP	WV	JACKSON		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
6	JAY BLACKWOOD #165	1PDP	OH	MEIGS		0.821	4.379	0.719	3.832	1.000000	0.875000	21.241	13.836
8	JIM BERNARD #167	1PDP	OH	MEIGS		0.717	0.000	0.628	0.000	1.000000	0.875000	10.303	6.979
11	JIM ROUSH #178	1PDP	OH	MEIGS		4.219	16.776	3.692	14.679	1.000000	0.875000	193.605	103.384
221	KARL RUSSELL #273	1PDP	OH	MEIGS		9.731	6.618	8.515	5.790	1.000000	0.875000	394.079	182.530
247	LESLIE STEPHENSON #513	1PDP	OH	MORGAN		0.000	2.807	0.000	0.154	0.000000	0.054688	0.400	0.151
7	LLOYD BLACKWOOD #166	1PDP	OH	MEIGS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
172	MEIGS CO., OHIO - COMPOSIT	1PDP	OH	MEIGS		0.000	112.379	0.000	98.332	1.000000	0.875000	32.174	29.568
261	MORGAN COUNTY #512	1PDP	OH	MORGAN		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
262	MORGAN COUNTY #514	1PDP	OH	MORGAN		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
1	MYERS # 401 BEREA WELL 40	1PDP	OH	MEIGS		12.080	10.577	5.919	5.183	0.560000	0.490000	279.821	122.045
246	OD BAKER #511	1PDP	OH	MORGAN		0.000	0.469	0.000	0.026	0.000000	0.054688	0.067	0.033
255	OP/CLARENCE KEETO #522	1PDP	OH	MORGAN		0.000	0.703	0.000	0.008	0.000000	0.011159	0.020	0.009
252	OP/COMBS-WILEY #519	1PDP	OH	MORGAN		0.000	0.936	0.000	0.028	0.000000	0.029395	0.072	0.031
253	OP/GARRIS-DRUMMO #520	1PDP	OH	MORGAN		0.000	1.442	0.000	0.048	0.000000	0.033154	0.125	0.050
256	OP/GILLARD-FISHER #523	1PDP	OH	MORGAN		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT. LEE KEELING AND ASSOCIATES, INC.

ARIES I.D.	LEASE	RSV CAT	STATE	COUNTY	LOCATION	GROSS OIL MBO	GROSS GAS MMCF	NET OIL MBO	NET GAS MMCF	WORKING INTEREST	REVENUE INTEREST	CASHFLOW (M$)	DISC. 10% (M$)
248	OP/GILLILAND-WORT #515	1PDP	OH	MORGAN		0.000	0.235	0.000	0.001	0.000000	0.004553	0.003	0.002
249	OP/SWANK-KEETON #516	1PDP	OH	MORGAN		0.000	1.404	0.000	0.037	0.000000	0.026510	0.097	0.039
244	P STABLER #507	1PDP	OH	MEIGS		0.000	0.235	0.000	0.007	0.000000	0.031250	0.019	0.012
259	PLEASANTS COUNTY #509	1PDP	WV	PLEASANTS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
260	PLEASANTS COUNTY #510	1PDP	WV	PLEASANTS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
257	PLEASANTS COUNTY #525	1PDP	WV	PLEASANTS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
169	ROANE CO., WV - COMPOSITE	1PDP	WV	ROANE		0.000	24.982	0.000	21.859	1.000000	0.875000	7.213	6.388
222	ROGER GAUL #274	1PDP	OH	MEIGS		0.483	9.392	0.423	8.218	1.000000	0.875000	38.788	34.701
230	RUTH MYERS #181	1PDP	OH	MEIGS		1.326	7.809	1.160	6.833	1.000000	0.875000	53.085	34.310
258	SWANT-WORTMAN #526	1PDP	OH	MORGAN		0.000	0.703	0.000	0.045	0.000000	0.064401	0.118	0.054
245	T WATKINS #508	1PDP	OH	MEIGS		0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
				TOTAL PROVED RESERVES		38.578	428.044	29.105	353.751			1,754.597	950.079

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT. LEE KEELING AND ASSOCIATES, INC.